EXHIBIT 21.0

SUBSIDIARIES

	Percentage	Jurisdiction or
Registrant	Ownership	State of Incorporation

First Savings Financial Group, Inc.	N/A	Indiana

Subsidiaries

First Savings Insurance Risk Management, Inc. (1)	100%	Nevada

First Savings Bank (1)	100%	Indiana

Southern Indiana Financial Corporation (2)	100%	Indiana

First Savings Investments, Inc. (2)	100%	Nevada

Q2 Business Capital, LLC. (2)	51%	Indiana

(1)       Subsidiary of First Savings Financial Group, Inc.

(2)       Subsidiary of First Savings Bank